UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LINCOLNWAY ENERGY, LLC
(Name of Registrant as Specified In Its Charter)
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February 28, 2020

Dear Lincolnway Energy Member:

On behalf of the Board of Directors of Lincolnway Energy, I cordially invite you to attend a Special Membership Meeting to be held at the Radisson Hotel Ames Conference Center, 2609 University Blvd., Ames, Iowa on Monday, March 23, 2020, commencing at 6:30 p.m.

This Special Membership Meeting has four primary points:

1.	Review and explain the enclosed proxy materials.

2.
Discuss our arrangements with Husker Ag, an ethanol company in Plainview, Nebraska.  We currently have a Management Service Agreement with Husker Ag and will be discussing the performance of the ethanol plant and the investment in Lincolnway Energy by Husker Ag.

3.	Discuss the opportunity for Lincolnway Energy members to invest in Class B units.

4.	To answer any questions you have regarding Lincolnway Energy and the future.

The enclosed proxy card is the same one that was mailed to you last December.  The vote was postponed when we realized that delivery of the proxy card had been delayed and our members did not have adequate time to study the proposals.  Nevertheless, we are presenting to you the same proposals and urging you to approve them.  We believe that these proposals are essential to ensuring the solvency and long-term viability of Lincolnway Energy.

Our most recent newsletter introduced you to Husker Ag, a successful ethanol company in Plainview, Nebraska.  The Management Service Agreement we signed with Husker Ag is already showing major results.  The first result is an increase to ethanol production.  Lincolnway Energy is a 50 million gallon per year nameplate capacity ethanol plant.  Last fall we produced at a steady 60-62 million gallon annual rate.  Since January, production has been increased to a 70-75 million gallon annual rate.  We believe annual production can be increased to 80-100 million gallons within the next two years.  The second result is a significant reduction to natural gas, electricity and water usage.  Our staff is responding exceptionally well to the new leadership provided by Husker Ag.

The Board of Directors has selected and would like to present Husker Ag as the best strategic partner for Lincolnway Energy.  Husker Ag will provide the liquidity we need to remain solvent.  We have signed a Memorandum of Terms that provides for a $5 million investment in Lincolnway Energy by Husker Ag.  The Memorandum of Terms also includes an opportunity for Lincolnway Energy members to invest up to $2.5 million.

On the following page is a description of the seven proposals recommended by the Board of Directors.  Approval of these proposals is absolutely necessary for us to implement our strategic plan with Husker Ag.  We strongly urge you to consider them carefully and attend the Special Membership Meeting, if at all possible.  If you cannot attend the meeting, please return the proxy card to Lincolnway Energy’s main office before 3:00 p.m. on March 23, 2020.  If you return your proxy card before the special meeting and then decide you want to change your vote, you can do so any time before the end of the special meeting.  In order to change your vote, you would need to visit the Lincolnway main office on or before 3 p.m. on March 23rd or you will need to contact a Board Director at the Special Member Meeting.

We look forward to sharing and discussing the information pertaining to the future of Lincolnway Energy with you in more detail on March 23rd.  We sincerely believe Lincolnway Energy has a bright future; however, we need all of your support to get there.

Warm Regards,

Jeff Taylor
Chairman of the Board

The intent of this sheet is to provide clarification regarding each proposal being made.  Please refer to this sheet when marking your vote on the enclosed YELLOW proxy card.

**The Board of Directors ask that you vote “FOR” on all seven proposals listed.**

Proposal 1:  Provide the directors flexibility on board seats.  Allow the Board to restructure the board seats to accommodate a new investor, where seats might be required as a condition of their investment.

Proposal 2:  Provide the directors with authority for board amendments to the Operating Agreement.  Allows the Board to amend the Operating Agreement and to provide for a complete amended and restated Agreement.  This flexibility will allow the board to increase member value and grow the company.  This does not allow for the board to sell the company nor merge without member approval.

Proposal 3:  Remove the limitation on the number of units which may be issued without member approval.  This will allow the board to grow member value by issuing units in certain situations that enhances business opportunities with value creation.

Proposal 4:  Remove the limitation on any member holding more than 49% of the outstanding units.  This removes a limitation for a single buyer who would like to purchase more Lincolnway Energy units.

Proposal 5:  Provide authority for the Board to issue new Series or Classes of Units.  Permit the Board to issue new series or classes of units with special rights, such as appointment of directors, distribution preferences, etc.  This option will allow the board to create potential liquidity opportunities to buy current member units.

Proposal 6:  Allow the Board to elect to have the Company taxed as a Corporation.  Requesting this change in the event that it is needed at a future point in time or for transaction purposes.  This gives the Lincolnway Energy the option to change how it conducts business if future growth value should arise.

Proposal 7:  Change section to conform to new IRS rules on Partnership Audits.  New requirements set forth by the IRS.  This is a change that Lincolnway Energy must implement based on the IRS changes this past year.  This proposal must be approved by the membership regardless of how you vote on proposals 1-6.